Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-        ) pertaining to the 2003 Long Term Incentive Compensation Plan of Bimini Capital Management, Inc. of our reports dated March 12, 2008, with respect to the consolidated financial statements of Bimini Capital Management, Inc. and the effectiveness of internal control over financial reporting of Bimini Capital Management, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Certified Public Accountants

Miami, Florida

March 12, 2008